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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12/Amendment No. 35 to the Registration Statement No. 333-89409/811-03713 on Form N-6 of our report dated March 26, 2007, relating to the financial statements of New England Variable Life Separate Account appearing in the Prospectus, which is part of such Registration Statement, and the use of our report dated April 16, 2007, on the consolidated financial statements of New England Life Insurance Company (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Company adopted on December 31, 2006, and January 1, 2004, respectively. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004), appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are parts of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 18, 2007